HOKU Materials
A Hoku Scientific Company

HOKU CHANGE ORDER 1.0

October 3, 2007

STONE & WEBSTER, INC.
Attn: Mel Barnett
One Main Street
Cambridge, MA 02142

Dear Mel:

Pursuant to Article 8.2 of the Engineering, Procurement & Construction Management Agreement (the "Agreement") dated August 7, 2007, by and between Hoku Materials, Inc. ("Owner") and Stone & Webster, Inc. ("Contractor"), Owner and Contractor hereby agree to the following Change Order (as defined in the Agreement). Capitalized terms not otherwise defined in this Change Order are defined in the Agreement.

1. The definition of "Project" in the Agreement, and the Project Objective described in Exhibit A to the Agreement are hereby changed to reflect an increase in the planned output of the Project from 2,000 metric tons per year to up to 2,500 metric tons per year.

2. The TIC is increased from $260 million to $280 million for 2,300 metric tons per year of plant capacity or increased to $294 million for 2,500 metric tons per year of plant capacity.

3. Contractor's estimated fee for its services, defined in the Agreement as the Target Price, is not changed.

4. The Contract Time Schedule is not changed.

Except for the matters specifically set forth above, this Change Order does not amend the Agreement. Please sign below to acknowledge your agreement with this Change Order.

Sincerely yours,

HOKU MATERIALS, INC.

Dustin M. Shindo, CEO

Acknowledged and agreed as of this __ day of October, 2007.

STONE & WEBSTER, INC

By: ______________

Name: M.J. BARNETT

Title: PROJECT MANAGER,

Cc: Mike Rich, *Stone & Webster, Inc.*, 1430 Enclave Parkway, Houston, TX 77077